Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CapStar: Beth Alexander, (615) 732-6424

balexander@capstarbank.com

Community First Bank & Trust: Louis Holloway, (931) 490-3402

lholloway@cfbk.com

CAPSTAR BANK TO MAKE SECOND ACQUISITION IN TWO WEEKS

Three-year-old bank expands Williamson County presence

NASHVILLE, TN and FRANKLIN, TN– February 15, 2012. Claire W. Tucker, President and Chief Executive Officer of CapStar Bank, and Louis Holloway, President of Community First Bank & Trust, jointly announced CapStar’s intent to purchase certain of the assets and assume certain of the liabilities associated with the branch office of the Columbia, Tennessee-based Community First Bank & Trust located at 9045 Carothers Parkway, Franklin, Tennessee 37067 (the “Cool Springs Branch”). The purchase includes approximately $58 million in deposits and approximately $42 million in loans, as well as all the other fixed assets of the Cool Springs Branch, including the property upon which the Cool Springs Branch is located. Following last week’s announced merger agreement with American Security Bank and Trust, the acquisition is expected to increase CapStar’s assets to approximately $936 million, with more than $828 million in deposits.

The Cool Springs Branch will be CapStar’s sixth banking office in the mid-state area and its second in Williamson County. “The addition of the Cool Springs Branch to the CapStar footprint is consistent with our growth plan for the bank,” Tucker said. “This location is ideal because of its high visibility and easy access to both Brentwood and Franklin customers.”

“These two recently announced acquisitions underscore our strategy to pursue sound, profitable, planned growth,” Tucker added. “We believe this location will also provide greater convenience for our growing base of Williamson County clients.” Last year, Williamson County ranked third in the nation in terms of job growth, according to Washington, D.C. research firm Woods and Poole, which projected that 170,000 new jobs will be created in the county by 2030. Williamson County has the highest household income level of any Tennessee county, according to 2010 data compiled from federal tax returns, the most recent available.

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PAGE TWO: CAPSTAR BANK TO MAKE SECOND ACQUISITION IN TWO WEEKS

“The transaction with CapStar fits our strategic plan, which is to concentrate on our core markets,” Holloway added. “We believe that having CapStar as our successor in Cool Springs places our employees with a good company and our clients with a banking organization that will continue to serve them well.”

The purchase and assumption agreement has been approved by the boards of directors of both banks, but the transaction will require approval by regulatory authorities as well as the satisfaction of other customary closing conditions to become effective. Final closing on both the Cool Springs Branch acquisition and the merger agreement announced last week with American Security Bank and Trust is expected later this year.

Founded in 2008 with $88 million in start-up capital, CapStar provides a wide range of loan, deposit and treasury management products, as well as a powerful technology platform for small and mid-size businesses and consumers.

Community First Bank & Trust, based in Columbia, TN, was founded in 1999 by a group of Maury County business leaders who wanted to provide a superior banking experience to the communities they serve. Community First Bank & Trust is a commercial bank with more than $640 million in total assets, operating banking offices in Maury, Hickman, Rutherford and Williamson Counties. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. For more information on Community First Bank & Trust or its parent company Community First, Inc., please visit the website at www.cfbk.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the purchase and assumption transaction described in the press release. The forward-looking statements contained herein involve risks and uncertainties that could cause Community First, Inc.’s actual results to differ materially from those referred to in the forward-looking statements contained herein. Such risks include, but are not limited to, the ability of the parties to satisfy the conditions to closing specified in the purchase and assumption agreement related to the transaction and the risk that because of business, economic or market conditions, or because the parties are unable to secure required regulatory approval for the purchase and

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PAGE THREE: CAPSTAR BANK TO MAKE SECOND ACQUISITION IN TWO WEEKS

assumption transaction, the sale of the Cool Springs Branch by Community First Bank & Trust to CapStar Bank may not be consummated. More information about Community First, Inc. and other risks related to Community First, Inc. are detailed in its most recent annual report on Form 10-K for the fiscal year ended December 31, 2010, and its subsequent quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Community First, Inc. does not undertake an obligation to update forward-looking statements.

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CapStar Bank: We’re listening.